As filed with the Securities and Exchange Commission on July 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Kroger Co.

(Exact name of registrant as specified in its charter)

Ohio	31-0345740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1014 Vine Street

Cincinnati, Ohio 45202

(513) 762-4000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

The Amended and Restated Kroger 2019 Long-Term Incentive Plan

(Full Title of Plan)

Christine S. Wheatley, Esq.

Group Vice President, Secretary and General Counsel

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

(513) 762-4000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and an emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by The Kroger Co., an Ohio corporation (“Kroger,” the “Registrant,” “we” or “our”), for the purpose of registering 46,239,000 shares of common shares, par value $1.00 per share (the “Common Share”) of the Registrant that may be issued under The Amended and Restated Kroger 2019 Long-Term Incentive Plan (the “Plan”), which became effective on June 23, 2022.

Information Required In The Section 10(A) Prospectus

Item 1. Plan Information. The information specified in Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s annual report on Form 10-K for the year ended January 29, 2022, filed with the Commission on March 29, 2022, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the Registrant’s quarterly report on Form 10-Q for the quarterly period ended May 21, 2022, filed with the Commission on June 24, 2022, which contains unaudited interim financial statements;

(c)	the Registrant’s current reports on Form 8-K filed on March 3, 2022, March 4, 2022, June 16, 2022, and June 23, 2022 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);

(d)	information in our proxy statement filed with the Commission on May 9, 2022, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended January 29, 2022; and

(e)	the description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A filed on December 30, 1985, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

A legal opinion to the effect that The Kroger Co. common shares, $1.00 par value, offered hereby have been duly authorized and that, when they are issued in accordance with the terms of the Amended and Restated Kroger 2019 Long-Term Incentive Plan, they will be validly issued and outstanding, fully paid and nonassessable, has been rendered by Christine S. Wheatley, Esquire, Group Vice President, Secretary and General Counsel of Kroger. As of July 5, 2022, Ms. Wheatley owned approximately 129,001 shares of The Kroger Co. common shares and held options to acquire 210,441 shares of The Kroger Co. common shares.

Item 6.	Indemnification of Directors and Officers.

Under the Registrant’s Regulations (bylaws) each present or former director, officer or employee of the Registrant and each person who is serving or shall have served at the request of the Registrant as a director, officer, or employee of another corporation (and his or her heirs, executors and administrators) will be indemnified by the Registrant against expenses actually and necessarily incurred by him or her, and also against expenses, judgments, decrees, fines, penalties, or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he or she is or may be made a party by reason of being or having been such director, officer, or employee, provided (1) he or she is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to the Registrant or such other corporation, (2) he or she is determined to have acted in good faith in what he or she reasonably believed to be the best interest of the Registrant or of such other corporation, and (3) in any matter the subject of a criminal action, suit, or proceeding, he or she is determined to have had no reasonable cause to believe that his or her conduct was unlawful. See also Ohio Revised Code, Section 1701.13.

The Registrant also maintains directors’ and officers’ reimbursement and liability insurance pursuant to policies with aggregate limits of $200.0 million.

The foregoing indemnification provisions are not exclusive of any other rights to which such director, officer or employee may be entitled under Kroger's Articles of Incorporation or Regulations, any agreement, any insurance purchased by Kroger, any vote of shareholders or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits
5.1	Opinion of Christine S. Wheatley, Esq. (Including Consent)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Christine S. Wheatley, Esq. (Included in Exhibit 5.1)

24.1	Power of Attorney

99.1	The Amended and Restated Kroger 2019 Long-Term Incentive Plan

107	Calculation of Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the foregoing paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 6, 2022.

The Kroger Co.

By:	/s/ Christine S. Wheatley
Christine S. Wheatley, Group Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 6, 2022.

/s/ Rodney McMullen	Chairman of the Board and Chief Executive Officer
W. Rodney McMullen	(principal executive officer)

/s/ Gary Millerchip	Chief Financial Officer
Gary Millerchip	(principal financial officer)

/s/ Todd A. Foley	Group Vice President & Controller
Todd A. Foley	(principal accounting officer)

/s/ Nora A. Aufreiter
Nora A. Aufreiter	Director

/s/ Kevin M. Brown
Kevin M. Brown	Director

/s/ Elaine L. Chao
Elaine L. Chao	Director

/s/ Anne Gates
Anne Gates	Director

/s/ Karen Hoguet
Karen Hoguet	Director

/s/ Clyde R. Moore
Clyde R. Moore	Director

/s/ Ronald L. Sargent
Ronald L. Sargent	Director

/s/ J. Amanda Sourry Knox
J. Amanda Sourry Knox	Director

/s/ Mark S. Sutton
Mark S. Sutton	Director

/s/ Ashok Vemuri
Ashok Vemuri	Director

* By:	/s/ Christine S. Wheatley
Christine S. Wheatley, Attorney-in-fact